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                                                                     Exhibit 3.2


                CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
               CERTIFICATE OF INCORPORATION OF NATIONAL FINANCIAL
                                 PARTNERS CORP.

National Financial Partners Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on December 1, 2000, as amended, is hereby amended by deleting Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

         "Section 1: The Corporation shall be authorized to issue 260,000,000 shares of capital stock, of which 60,000,000 shares shall be shares of Common Stock, $0.10 par value ("Common Stock"), and 200,000,000 shares shall be shares of Preferred Stock, $0.01 par value ("Preferred Stock").

         Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every ten (10) shares of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.10 per share, of the Corporation (the "New Common Stock").

         Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Investor Services, LLC, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

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         Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, National Financial Partners Corp. has caused this Certificate to be executed by its duly authorized officer on this 11th day of September, 2003.

                           NATIONAL FINANCIAL PARTNERS CORP.

                           By: /s/ Stephanie Scherr Olson
                               --------------------------------------
                               Stephanie Scherr Olson, Vice President